EXHIBIT 10.44

                           TRADEMARK LICENSE AGREEMENT

      THIS AGREEMENT is effective as of September 3, 1998 (hereinafter the "EFFECTIVE DATE") by and between:

      S & J Perfume Company, (hereinafter referred to as "LICENSOR"), and Tristar Corporation, a Delaware corporation (hereinafter referred to as "LICENSEE");

      WHEREAS, Licensor is the owner of the trademarks and registrations thereof listed on SCHEDULE A, which Schedule may be amended from time to time by mutual consent of the parties (the "MARKS");

      WHEREAS, Licensee desires to obtain a license from Licensor to use the Marks on products produced, marketed, sold and distributed by Licensee (the "PRODUCTS"); and

      NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:

      1. DEFINITIONS

      In this Agreement, the following terms shall have the meanings set forth below:

      "NET SALES" shall mean the total of all charges invoiced by Licensee for sales of the Products less the following items insofar as they are separately stated but included in the amounts invoiced to customers: usual trade discounts actually taken, returns, allowances, packing costs, insurance, transportation costs, customs duties and sales, use, import, export and excise taxes.

      "TERRITORY" shall mean North America, Central America and South America excluding, however, Argentina, Chile, Brazil, Uruguay and Paraguay.

      2. TERM

      2.1 Subject to the provision of ARTICLE 10 herein, this Agreement shall continue with respect to each of the Marks, in force from the Effective Date until the termination, cancellation or expiration of such Mark (the "Term").

      3. GRANT OF LICENSE

      3.1 Subject to the provisions of this Agreement, Licensor grants to Licensee, and Licensee accepts, a nonexclusive, nontransferable, personal license (with the right to enter into sublicenses only with producers of the Products and only for the sole purpose of producing the Products for Licensee) to use the Marks in the Territory solely in connection with the production, distribution, sale and advertisement of the Products.

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      3.2 Licensee shall not use the Marks other than as provided in SECTION 3.1 hereof.

      4. PAYMENT

      4.1 Licensee shall pay to Licensor an initial payment of one dollar ($1.00) on the Effective Date.

      4.2 In addition to the payment set forth in SECTION 4.1 hereof, Licensee also shall pay to Licensor royalties in the amount of five percent (5%) of the Net Sales of the Products. Licensor hereby waives its right to such royalties; provided however, at the sole discretion of Licensor and upon thirty (30) days written notice to Licensee, Licensor has the right to revoke such waiver and to collect royalties for any Net Sales made after such thirty (30) day period.

      5. ACCOUNTING AND AUDITING

      5.1 After Licensor's revocation of the waiver set forth in SECTION 4.2 hereof, within sixty (60) days following the end of each quarterly period ending three (3) months, six (6) months, nine (9) months, and twelve (12) months after the Effective Date and any anniversary date of the Effective Date, during the Term, Licensee shall provide Licensor with a written statement of Licensee's inventory and Net Sales during such quarterly period showing the number, type and Net Sales of each Product and a calculation of the royalty due based thereon. Within sixty (60) days after any expiration or termination of this Agreement, Licensee shall provide Licensor such a statement for the last whole or partial quarterly period during the Term. Each such statement shall be accompanied by the remittance to Licensor of the royalties shown to be due thereby.

      5.2 Upon five (5) days' notice to Licensee, Licensor, at its expense, shall have the right at any time during regular business hours, not more frequently than twice annually, to have a qualified accountant selected by Licensor audit the records of Licensee to the extent necessary to verify Licensee's statements and payments of royalties. Such records shall be made available to Licensor's accountant at Licensee's office located at the address stated below. Licensee shall cooperate with and assist Licensor's accountant for the purpose of facilitating such audit.

      5.3 If, as a result of such audit, Licensor's accountant determines that the amount of royalties due was greater than the amount reported by Licensee in a quarterly statement furnished pursuant to SECTION 5.1, Licensor shall promptly furnish to Licensee a copy of the report of its accountant setting forth the amount of the deficiency showing, in reasonable detail, the basis upon which such deficiency was determined. Licensee shall promptly remit to Licensor a sum equal to such deficiency so claimed, together with interest thereon at the rate of the lesser of twelve percent (12%) per annum or the maximum non-usurious rate allowed by law, from the date such royalty was due until the date of such remittance. In addition, if the audit reveals the underpayment by more than ten percent (10%) of the royalties in any quarterly period, Licensee shall pay to Licensor the cost of such audit.

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      6. USE OF MARKS

      6.1 Licensee agrees that the nature and quality of: (i) all services and goods rendered by Licensee in connection with the Marks; (ii) all goods produced, distributed or sold by Licensee under the Marks; and (iii) all related advertising, promotional, and other related uses of the Marks by Licensee shall conform to standards set by Licensor. Any usage not in conformity with standards set by Licensor shall require Licensor's prior written consent.

      6.2 Licensee may use its own trademarks and the trademarks of third parties in conjunction with the Marks.

      6.3 Licensee agrees to permit reasonable, periodic inspection of Licensee's and/or sublicensees' operations, at reasonable times and with reasonable notice, and to supply Licensor with specimens of all uses of the Marks upon request. Licensee shall comply with all applicable laws and regulations and obtain all appropriate governmental approvals pertaining to the production, distribution, sale and advertising of the Products.

      6.4 Licensor shall not use or adopt, during the term of the License nor at any time thereafter, except as expressly permitted by this Agreement, in its business, in its business name, in its trading style, or in any of its services or on any of its products any trademark, service mark, name, style or dress which is so similar to, or so nearly resembles any of the Marks or any other trademark, service mark, trade name, trade dress or label of Licensor as to be likely to cause or as to be calculated to cause deception or confusion, or which is graphically or phonetically similar to or is derived from or based upon any of the Marks. If Licensee adopts or uses, at any time, any trademark, service mark, name, dress or style which Licensor regards as being in breach of this Section, Licensee shall, immediately upon request of Licensor, discontinue such adoption or use.

      6.5 Licensee shall not use any of the Marks in Licensee's name or in any trade name, trademark, service mark, or trade dress of Licensee. Nor shall Licensee use any of the Marks in it stationery, letterhead, advertising or otherwise in such a way as may cause any confusion between Licensee and Licensor in respect to third parties.

      6.6 Licensee shall include the Marks on or with all Products sold under the Marks and shall include all notices and legends with respect to the Marks as are or may be required by applicable federal, state, and local laws or which may be reasonably requested by Licensor.

      7. OWNERSHIP OF MARKS

      7.1 Licensee acknowledges the ownership of the Marks by Licensor, agrees that it will do nothing inconsistent with such ownership, and that all use of the Marks by Licensee and all good will developed therefrom shall inure to the benefit of and be on behalf of Licensor.

      7.2 Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interest in the Marks other than the right to use the Marks in accordance with this Agreement, and Licensee agrees that it will not challenge the title of Licensor to the Marks or challenge the validity of this Agreement.

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      7.3 If notwithstanding the foregoing, Licensee at any time develops, adopts or acquires (including development or acquisition as a matter of law), directly or indirectly, any right, title or interest in or to the use of any of the Marks in any jurisdiction, then Licensee shall, at Licensee's request whether during the Term or thereafter, assign to Licensor or any designee or Licensor all such right, title and interest together with any and all good will incident thereto.

      8. INFRINGEMENT

      8.1 Licensee shall notify Licensor promptly of any actual or threatened infringements, imitations or unauthorized use of the Marks by third parties of which Licensee becomes aware. Licensor shall have the sole right, at its expense, to bring any action on account of any such infringements, imitations, or unauthorized use, and Licensee shall cooperate with Licensor, as Licensor may reasonably request, in connection with any such action brought by Licensor. Licensor shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by Licensor.

      9. INDEMNIFICATION

      9.1 Licensee, at its expense, shall defend and indemnify, and save and hold Licensor harmless from and against any and all liabilities, claims, causes of action, suits, damages, including without limitation, suits for personal injury or death of third parties, and expenses, including reasonable attorneys' fees and expenses, for which Licensor becomes liable, or may incur or be compelled to pay by reason of Licensee's activities or breach of the terms of this Agreement, including but not limited to (i) claims of infringement of any intellectual property right, or (ii) product liability suits by direct or indirect customers of Licensee.

      10. TERMINATION

      10.1 Licensor shall have the right to terminate this Agreement effective immediately upon (i) Licensee's receipt of written notice from Licensor in the event of any affirmative act of insolvency by Licensee, (ii) the appointment of any receiver or trustee to take possession of the properties of Licensee or upon the winding-up, or any sequestration by governmental authority of Licensee,
(iii) any material breach of any of the duties and obligations of Licensee under this Agreement, or (iv) the value or validity of the Marks reasonably being expected to be compromised in any way by Licensee's continued use of the Marks.

      10.2 The exercise of any right of termination under this ARTICLE 10 shall not affect any rights which have accrued prior to termination and shall be without prejudice to any other legal or equitable remedies to which Licensor may be entitled by reason of such rights. The obligations and provisions of ARTICLES 5, 7, and 9 shall survive any expiration or termination of this Agreement.

      11. EFFECTS OF AND PROCEDURE ON TERMINATION

      11.1 Upon the expiration or termination of this Agreement, Licensee agrees immediately to discontinue all use of the Marks and any term confusingly similar thereto, to destroy all printed materials bearing any of the Marks, and that all rights in the Marks and the good will connected therewith shall remain the property of Licensor.

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      12. RELATIONSHIP OF THE PARTIES

      12.1 The relationship of Licensee to Licensor is that of an independent contractor and neither Licensee nor its agents or employees shall be considered employees or agents of Licensor. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between Licensor and Licensee. Licensee shall not have the right to bind Licensor to any obligations to third parties.

      13. ASSIGNMENT

      13.1 This Agreement may be assigned by Licensor but shall not be assignable or transferable by Licensee without the prior written consent of Licensor, and any attempted assignment by Licensee without such prior written consent shall be void and shall constitute a breach of the obligations of Licensee hereunder.

      14. NOTICES

      14.1 Any notice, demand, waiver, consent, approval, or disapproval (collectively referred to as "NOTICE") required or permitted herein shall be in writing and shall be given personally, by messenger, by air courier, by telecopy, or by prepaid registered or certified mail, with return receipt requested, addressed to the parties at their respective addresses set forth below or at such other address as a party may hereafter designate in writing to the other party.

      14.2 A notice shall be deemed received on the date of receipt.

      15. APPLICABLE LAW

      15.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws. Any case, controversy, suit, action, or proceeding arising out of, in connection with, or related to, this Agreement shall be brought in any Federal or State court located in Bexar County and the State of Texas, and each party hereby consents to the jurisdiction of such Courts.

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      16. SUBLICENSE

      16.1 No sublicense agreement into which Licensee enters pursuant to
SECTION 3.1 of this Agreement may extend beyond the Term. Licensee may not enter into any sublicense pursuant to this Agreement without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

      17. MODIFICATION, AMENDMENT, SUPPLEMENT OR WAIVER

      17.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements, promises, representations, understandings, and negotiations whether written or oral.

      17.2 No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both of the parties to this Agreement. A waiver by either party of any of the terms or conditions of this Agreement in any one instance shall not be deemed a waiver of such terms or conditions in the future.

                         [SIGNATURES ON FOLLOWING PAGE]
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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the Effective Date.


LICENSOR                                  LICENSEE

S & J PERFUME COMPANY                     TRISTAR CORPORATION


By: _______________________               By: ________________________
Name: _____________________               Name: ______________________
Title: ____________________               Title: _____________________
Address: __________________               Address: ___________________

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                                   SCHEDULE A

                                   TRADEMARKS

      Adroit                                                Lisette
      Anissa                                                L'Ombre
      Aria of Love                                          Lovange
      Aziano                                                Love Dream
      Beseech                                               Luger
      Bestow                                                Morning Dream
      Bianca                                                Natasha
      Black Lace                                            One Way
      Blue Mist                                             Oscent
      Caneta                                                Pasadena
      Cantata                                               Pink Lady
      Club Exclusif                                         Precious Diamonds
      Crimson                                               Premium
      Cyanese                                               Prize
      Devoir                                                Red Love
      Dikaasa                                               Regal Hush
      Dream Birds                                           Renata
      Endless                                               Reputation
      Entranced*                                            Ribbons N'Roses
      Essensuality                                          Rio Grande
      Expedition                                            Risky
      Fiero                                                 Rivoli
      Forever                                               Roxy
      Gazebo                                                Sandalwood
      Gina                                                  Shardeena
      Gina Logo                                             Silk Flame
      Golden Love                                           Simply You
      Grand Prize                                           Sparkling Solitaire
      Heavenly                                              Tidal Wave
      Heavenly Mist                                         Token of Love
      Hideout                                               Tsunami
      Hinting                                               Utmost
      Identity                                              Vibes
      Indeed                                                Voix
      Insinuation                                           Whirl Wind
      Lazoo                                                 Wild Wonder
      Legrand*                                              Winter Love
      Leopard                                               Zanutti

     *Copy of registration certificate not available.